Terra Industries Inc.
                                  ------------                600 Fourth Street
[LOGO]                            Exhibit 99.1                     P.O. Box 6000
                                  ------------         Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                         Telefax: (712) 277-7383
                                                         www.terraindustries.com
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                                      NEWS
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For immediate release                                    Contact: Mark Rosenbury
                                                                  (712) 279-8756

                     TERRA PROVIDES SECOND QUARTER GUIDANCE

Sioux City, Iowa (June 20, 2003)--Terra Industries Inc. (NYSE symbol: TRA) management announced that it expects second quarter 2003 results to be adversely affected by lower sales volumes than those realized during the 2002 second quarter and higher than expected natural gas costs. Ammonia and nitrogen solution sales volumes are expected to decline approximately 15 to 20 percent from last year's second quarter because, among other factors, many of Terra's markets experienced late corn planting and/or unfavorable weather conditions.

The same conditions that affected sales volumes also slowed the anticipated rate of increase to second quarter nitrogen selling prices. These factors will reduce second quarter earnings and cash flows below expectations. Terra's second quarter net loss will most likely be between $1 million and $5 million, compared to a 2002 second quarter net loss of $8.5 million.

Terra will announce its second quarter results on July 31, 2003.

Terra Industries Inc., with 2002 revenues of $1 billion, is a leading international producer of nitrogen products and methanol.

Information contained in this news release, other than historical information, may be considered forward looking. Forward-looking information reflects management's current views of future events and financial performance that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include, but are not limited to, the following: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally selling prices of nitrogen and methanol products and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in governmental regulations and other risks described in the "Factors That Affect Operating Results" section of Terra's current annual report.

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Note:  Terra Industries' news announcements are also available on its web site,
       www.terraindustries.com.